As filed with the Securities and Exchange Commission on June 23, 1999

                                                     Registration No. 333-______

 ----------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                           -------------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                           -------------------------

                             QUANTA SERVICES, INC.
            (Exact name of registrant as specified in its charter)

                           -------------------------

       Delaware                              1731                             74-2851603
(State or other jurisdiction         (Primary Standard Industrial          (I.R.S. Employer
of incorporation or organization)    Classification Code Number)           Identification No.)

                           -------------------------

                                 Brad Eastman
                      Vice President and General Counsel
                      1360 Post Oak Boulevard, Suite 2100
                             Houston, Texas  77056
                                (713) 629-7600
(Name, address, including zip code, and telephone number, including area code, of registrant's principal executive offices and agent for service)

                           -------------------------

                                  Copies to:

                                J. Patrick Ryan
                   Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                          1500 Bank of America Plaza
                              300 Convent Street
                           San Antonio, Texas  78205
                                (210) 281-7000

                           -------------------------

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                           -------------------------

                        CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                                      PROPOSED                 PROPOSED
                                                AMOUNT                MAXIMUM                  MAXIMUM
TITLE OF EACH CLASS OF                          TO BE              OFFERING PRICE             AGGREGATE            AMOUNT OF
SECURITIES TO BE REGISTERED                   REGISTERED            PER SHARE  (1)           OFFERING PRICE     REGISTRATION FEE
Common Stock..........................      168,618 shares            $37.00                  $6,238,866           $1,734.40
=================================================================================================================================

(1) Pursuant to Rule 457(c), the offering price and registration fee are computed on the basis of the average of the high and low prices of the Common Stock, as reported by the New York Stock Exchange on June 18, 1999.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registraton statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                                                           Subject to Completion

                                                                   June 23, 1999

                                168,618 Shares

                         [Logo of Quanta appears here]



                                 Common Stock


     The 168,618 shares of our common stock being offered by this prospectus are being offered by the selling stockholders listed under the heading "Selling Stockholders" on page 12. The shares of common stock will be sold by the selling stockholders from time to time.

     We will not receive any of the proceeds from the sale of the common stock by the selling stockholders. Our common stock is traded on the New York Stock Exchange under the symbol "PWR." On June 18, 1999, the last reported sale price for the common stock on the New York Stock Exchange was $37.00 per share.

Investing in our common stock involves risks which are described in the section entitled "Risk Factors" beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                        ______________________________



               The date of this prospectus is ____________, 1999

     You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information we file with the SEC at its public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. In addition, you can inspect and copy our
                  ------------------
reports, proxy statements and other information at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

     We filed a registration statement on Form S-3 to register with the SEC our common stock offered by the selling stockholders. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

     The SEC allows us to "incorporate by reference" the information we filed with them, which means that we can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information later filed with the SEC will update and supersede this information.

     We incorporate by reference the documents listed below:

     1.  Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     2.  Quarterly Report on Form 10-Q for the three months ended March 31,
         1999.

     3. Current Report on Form 8-K filed February 26, 1999, as amended by Form 8-K/A filed April 23, 1999.

     4.  Current Report on Form 8-K filed June 17, 1999.

     You may request a copy of these filings, at no cost, by writing or telephoning:

                             Quanta Services, Inc.
                          Attn:  Corporate Secretary
                        1360 Post Oak Blvd., Suite 2100
                             Houston, Texas  77056
                                (713) 629-7600

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                          ABOUT QUANTA SERVICES, INC.

     We are a leading provider of specialty contracting and maintenance services primarily for the electric and telecommunications infrastructure in North America. We also install transportation control and lighting systems and provide specialty contracting services to commercial and industrial customers.

     We are a Delaware corporation and our executive offices are located at 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056. Our telephone number at that address is (713) 629-7600.

                                 RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock. We believe the following risks represent the known, material risks facing our company, in addition to the risks which typically face any company in our industry. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected. In that case, the trading price of our common stock could decline, and you could lose a part or all of your investment.

We have a limited history of operating and integrating our acquired businesses

     If we are unable to integrate or successfully manage the companies we have acquired or may acquire in the future, our business, financial condition and results of operations could be materially and adversely affected. We were founded in August 1997 but conducted no operations and generated no revenues prior to acquiring four businesses in February 1998. These four businesses and the other businesses we have acquired since February 1998 have been operating as separate entities and we expect that these businesses and any others we acquire will continue to operate as separate entities with a large degree of operating autonomy. To manage the combined enterprise on a profitable basis, we must institute certain necessary common systems and procedures. We intend to integrate the computer, accounting and financial reporting systems, and certain of the operational, administrative, banking and insurance procedures of the businesses we acquire. However, we cannot be certain that we will successfully institute these common systems and procedures. In addition, we cannot be certain that our recently assembled management group will be able to successfully manage the businesses we acquire as a combined entity and effectively implement our operating or growth strategies.

There are risks related to our operating and internal growth strategies

     A key element of our strategy is to increase the profitability and revenues of the businesses we acquire. Although we have begun to implement this strategy by various means, we cannot be certain that we will be able to continue to do so successfully. Another key component of our strategy is to operate the businesses we acquire on a decentralized basis, with local management retaining responsibility for day-to-day operations, profitability and the internal growth of the individual business. If we do not implement proper overall business controls, this decentralized operating strategy could result in inconsistent operating and financial practices at the businesses we acquire, and our overall profitability could be adversely affected. Our ability to generate internal growth will be affected by, among other factors, our ability to:

          .  expand the range of services we offer to customers;

          .  attract new customers;

          .  increase the number of projects performed for existing customers;

          .  hire and retain employees;

          .  open additional facilities; and

          .  reduce operating and overhead expenses.

     Many of the factors affecting our ability to generate internal growth may be beyond our control, and we cannot be certain that our strategies will be successful or that we will be able to generate cash flow sufficient to fund our operations and to support internal growth. Our inability to achieve internal growth could materially and adversely affect our business, financial condition and results of operations.

We may be unsuccessful in identifying or integrating acquired companies

     We have grown rapidly through the acquisition of our 24 existing operating subsidiaries. A principal part of our business growth strategy will be to make additional acquisitions on a selective basis as opportunities arise. One of our principal growth strategies is to increase our revenues and the markets we serve through the acquisition of additional electric and telecommunications infrastructure contracting companies. We expect to face competition for acquisition candidates, which may limit the number of acquisition opportunities and may lead to higher acquisition prices. We cannot be sure that we will be able to identify, acquire or profitably manage additional businesses. We also cannot be sure that we can integrate successfully any acquired businesses with our other operations without substantial costs, delays or other operational or financial problems. Further, acquisitions involve a number of special risks which could materially and adversely affect our business, financial condition and results of operations. These special risks include:

          . failure of the acquired businesses to achieve the results we expect;

          .  diversion of our management's attention from operational matters;

          .  our inability to retain key personnel of the acquired businesses;

          .  risks associated with unanticipated events or liabilities;

          . difficulties integrating the operations and personnel of acquired companies;

          .  the potential disruption of our business;

          . the difficulty of maintaining uniform standards, controls, procedures and policies; and

          . customer dissatisfaction or performance problems at the acquired business may materially and adversely affect the reputation of our company.

We may not have access to sufficient funding to finance future acquisitions

     If we cannot secure additional financing on acceptable terms, we may be unable to pursue our acquisition strategy successfully and we may be unable to support our growth strategy. We cannot readily predict the timing, size and success of our acquisition efforts or the capital we will need for these efforts. We intend to continue to use our common stock for all or a portion of the consideration for future acquisitions. These issuances could have a dilutive effect on our then existing stockholders. If our common stock does not maintain a sufficient market value or potential acquisition candidates are unwilling to accept our common stock as part of the consideration for the sale of their businesses, we may be required to utilize more of our cash resources to pursue our acquisition program. Using cash for acquisitions limits our financial flexibility and makes us more likely to seek additional capital through future debt or equity financings. If we seek more debt, we may have to agree to financial covenants that limit our operational and financial flexibility. If we seek more equity, we may dilute the ownership interests of our then existing stockholders. When we seek additional debt or equity financings, we cannot be certain that additional debt or equity will be available to us at all or on terms acceptable to us. Our $350 million revolving credit facility contains a requirement to obtain the consent of the lenders for acquisitions exceeding a certain level of cash consideration.

Our business growth could outpace the capability of our corporate management and systems

     We expect to grow both internally and through acquisitions. We expect to expend significant time and effort in evaluating, completing and integrating acquisitions and opening new facilities. We cannot be certain that our systems, procedures and controls will be adequate to support our operations as they expand. Any future growth also will impose significant additional responsibilities on members of our senior management, including the need to recruit and integrate new senior level managers and executives. We cannot be certain that we can recruit and retain such additional managers and executives. To the extent that we are unable to manage our growth effectively, or are unable to attract and retain additional qualified management, our financial condition and results of operations could be materially and adversely affected.

We may be unable to attract and retain qualified employees

     Our ability to provide high-quality services on a timely basis requires that we employ an adequate number of skilled electricians, journeymen linemen and project managers. Accordingly, our ability to increase our productivity and profitability will be limited by our ability to employ, train and retain skilled personnel necessary to meet our requirements. We, like many of our competitors, are currently experiencing shortages of qualified personnel. We cannot be certain that we will be able to maintain an adequate skilled labor force necessary to operate efficiently and to support our growth strategy or that our labor expenses will not increase as a result of a shortage in the supply of skilled personnel.

The extent of our unionized workforce could adversely affect our operations on acquisition strategy

     As of December 31, 1998, approximately 43% of our employees were covered by collective bargaining agreements. Although the majority of these agreements prohibit strikes and work stoppages, we cannot be certain that strikes or work stoppages will not occur in the future. Strikes or work stoppages would adversely impact our relationship with our customers and could materially and adversely affect our business, financial condition and results of operations. In addition, our acquisition strategy could be adversely affected because of our union status for a variety of reasons. For instance, our union agreements may be incompatible with the union agreements of a business we want to acquire and some businesses may not want to become affiliated with a union based company.

We may be unable to successfully compete with other companies in the industry

     The electric and telecommunications infrastructure contracting industry is highly competitive and is served by numerous small, owner-operated private companies, public companies and several large regional companies. In addition, relatively few barriers prevent entry into our industry As a result, any organization that has adequate financial resources and access to technical expertise may become one of our competitors. Competition in the industry depends on a number of factors, including price. Certain of our competitors may have lower overhead cost structures and may, therefore, be able to provide their services at lower rates than we can provide such services. In addition, some of our competitors are larger and have greater resources than us. We cannot be certain that our competitors will not develop the expertise, experience and resources to provide services that are superior in both price and quality to our services. Similarly, we cannot be certain that we will be able to maintain or enhance our competitive position.

     We may also face competition from the in-house service organizations of our existing or prospective customers. Electric utility and telecommunications service providers usually employ personnel who perform some of the same types of services as we do. We cannot be certain that our existing or prospective customers will continue to outsource services in the future.

Our dependence upon fixed price contracts and master service agreements could adversely affect our business

     We currently generate, and expect to continue to generate, a significant portion of our revenues under fixed price contracts. We must estimate the costs of completing a particular project to bid for such fixed price contracts. The cost of labor and materials, however, may vary from the costs we originally estimated. These variations, along with other risks inherent in performing fixed price contracts, may result in actual revenue and gross profits for a project differing from those we originally estimated and could result in reduced profitability and losses on projects. Depending upon the size of a particular project, variations from estimated contract costs can have a significant impact on our operating results for any fiscal quarter or year.

     Certain of our customers assign work to us on a project by project basis under master service agreements. Under master service agreements, our customer generally has no obligation to assign work to us. We cannot be certain that customers with whom we have master service agreements will continue to assign work to us. A significant decline in work assigned to us under these contracts could materially and adversely affect our results of operations.

Our operating results may vary significantly quarter-to-quarter

     The electric and telecommunications infrastructure contracting business can be subject to seasonal variations. During the winter months, demand for new projects and maintenance services may be lower due to inclement weather. Additionally, the industry can be highly cyclical. As a result, our volume of business may be adversely affected by declines in new projects in various geographic regions of the U.S. Our quarterly results may also be materially affected by:

          .  the timing of acquisitions;

          . variations in the margins of projects performed during any particular quarter;

          .  the timing and magnitude of acquisition assimilation costs;

          .  the timing and volume of work under new agreements;

          .  the budgetary spending patterns of customers;

          .  the termination of existing agreements;

          . costs we incur to support growth internally or through acquisitions or otherwise;

          .  the change in mix of our customers, contracts and business;

          .  increases in construction and design costs;and

          .  regional or general economic conditions.

     Accordingly, our operating results in any particular quarter may not be indicative of the results that you can expect for any other quarter or for the entire year.

We could have potential exposure to environmental liabilities

     Our operations are subject to various environmental laws and regulations, including those dealing with the handling and disposal of waste products, PCBs, fuel storage and air quality. As a result of past and future operations at our facilities, we may be required to incur environmental remediation costs and other cleanup expenses. In addition, we cannot be certain that we will be able to identify or be indemnified for all potential environmental liabilities relating to any acquired business.

The departure of key personnel could disrupt our business

     We depend on the continued efforts of our executive officers and on senior management of the businesses we acquire. Although we intend to enter into an employment agreement with each of our executive officers and other key employees, we cannot be certain that any individual will continue in such capacity for any particular period of time. The loss of key personnel, or the inability to hire and retain qualified employees, could adversely effect our business, financial condition and results of operations. We do not intend to carry key-person life insurance on any of our employees.

Shares eligible for future sale by our current stockholders may adversely affect our stock price

     If our stockholders sell substantial amounts of our common stock (including shares issued upon the exercise of outstanding options) in the public market following this offering, the market price of our common stock could fall. Such sales might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. We have outstanding 30,733,658 shares of common stock, assuming no exercise of outstanding options after June 21, 1999 and no conversion of our convertible subordinated notes. Of these shares, the 168,618 shares offered by this prospectus, together with 12,988,629 additional shares are freely tradable or tradable pursuant to Rule 144.

Certain provisions of our articles of incorporation and bylaws could make an acquisition of our company more difficult

     The following provisions of our certificate of incorporation and bylaws, as currently in effect, as well as Delaware law, could discourage potential acquisition proposals, delay or prevent a change in our control or limit the price that investors may be willing to pay in the future for shares of our common stock. Our certificate of incorporation permits our Board of Directors to issue "blank check" preferred stock and to adopt amendments to our bylaws. Our bylaws contain restrictions regarding the right of stockholders to nominate directors and to submit proposals to be considered at stockholder meetings. Also, our certificate of incorporation and bylaws restrict the right of stockholders to call a special meeting of stockholders and to act by written consent. We are also subject to provisions of Delaware law which prohibit us from engaging in any of a broad range of business transactions with an "interested stockholder" for a period of three years following the date such stockholder became classified as an interested stockholder.

We do not expect to pay dividends in the near future

     We have never paid any cash dividends and do not anticipate paying cash dividends on our common stock in the immediate future.

The book value of your common may be substantially diluted

     In the event that we issue additional common stock in the future, including shares that may be issued in connection with future acquisitions or other public or private financings, purchasers of common stock in this offering may experience dilution.

The year 2000 problem could disrupt our business

     Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, computer system and software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. We cannot be certain that unexpected Year 2000 compliance problems of our systems or of our vendors, customers and service providers will not materially and adversely affect our business, financial condition or operating results. The unanticipated failure of one of these systems to properly recognize date information beyond the year 1999 could have a significant adverse impact on our ability to deliver services to customers and to manage our continuing operations.

Our forward-looking statements may prove to be inaccurate

     A number of statements in this prospectus address activities, events or developments which we anticipate may occur in the future, including our strategy for internal growth and improved profitability, the nature and amount of additional capital expenditures, acquisitions of assets and businesses and industry trends. These statements are based on certain assumptions and analyses we make in light of our perception of historical trends, current business and economic conditions and expected future developments, as well as other factors we believe are reasonable or appropriate. However, whether actual results and developments will conform with our expectations is subject to a number of risks and uncertainties, including:

          .  the risk factors discussed in this prospectus;

          .  general economic, market or business conditions;

          . the business opportunities (or lack thereof) that may be presented to and pursued by us; and

          .  changes in laws or regulations and other factors.

     Many of these risks and uncertainties are beyond our control. Consequently, we cannot be certain that the actual results or developments that we anticipate will be realized or, even if substantially realized, that they will have the expected effects on our business or operations.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares by the selling stockholders.

                             SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the ownership of our common stock as of June 21, 1999. The shares offered by this prospectus may be offered and sold from time to time by the selling stockholders, or by pledgees, donees or transferees of, or certain other successors in interest to, the selling stockholders.


                                   ----------------------------------------------------
                                                           Number
                                    Shares Owned Prior   of Shares   Shares Owned If All
                                       to Offering        Being       Shares Are Sold
                                   -------------------   Registered  ------------------
                                   Number     Percent     For Sale    Number    Percent
                                   -------  -----------  ----------  --------  ---------
Selling Stockholders:
  Brian D. Burghardt...........     83,682       *         83,682       0          *
  Philip L. Burghardt..........     83,682       *         83,682       0          *
  John M. Maul.................        627       *            627       0          *
  Terry S. Pendergrass.........        627       *            627       0          *

       Total...................    168,618       *        168,618       0          *
                                   =======  ===========   =======       =      =========

----------------------------
*   Represents less than 1.0%

                              PLAN OF DISTRIBUTION

     The common stock may be sold or distributed from time to time by the selling stockholders, or by pledgees, donees or transferees of, or other successors in interest to, the selling stockholders, directly to one or more purchasers, including pledgees, or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The distribution of the common stock may be effected by one or more of the following methods:

          . ordinary brokers' transactions, which may include long or short sales;

          . transactions involving cross or block trades or otherwise on the New York Stock Exchange or other stock exchange on which the common stock may be listed from time to time;

          . purchases by brokers, dealers or underwriters as principals and resale by such purchasers for their own accounts pursuant to this prospectus ;

          . "at the market" to or through market makers or into an existing market for the common stock;

          . in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

          . through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or

          . any combination of the foregoing, or by any other legally available means.

     In addition, the selling stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery to such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

     Brokers, dealers, underwriters or agents participating in the distribution of the shares as agent may receive compensation in the form of discounts, concessions or commissions from the selling stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts concessions or commissions as to a particular broker, dealer, underwriter or agent might be greater or less than those customary in the type of transaction involved.

     Any underwriter may engage in stabilizing transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot shares of the common stock in connection with an offering of common stock, thereby creating a short position in the underwriters' account. These transactions, if commenced, may be discontinued at any time.

     The selling stockholders and any brokers, dealers, underwriters or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such persons might be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor the selling stockholders can presently estimate the amount of such compensation. We know of no existing arrangements between any selling stockholder and may other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

     To the extent required, we will file, during any period in which offers or sales are being made, a supplement to this prospectus which sets forth, with respect to a particular offering, the specific number of shares to be sold, the name of the selling stockholder, the sales price, the name of any participating broker, dealer, underwriter or agent, any applicable commission or discount and any other material information with respect to the plan of distribution not previously disclosed.

     We will not receive any of the proceeds from the sale of the shares offered by the selling stockholders. We will pay substantially all of the expenses incident to this offering of the shares by the selling stockholders to the public other than commissions and discounts of brokers, dealers, underwriters or agents.

     In order to comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless the common stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is satisfied.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for Quanta by Akin, Gump, Strauss, Hauer & Feld, L.L.P., San Antonio, Texas.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses to be paid by the Company (other than underwriting compensation expected to be incurred) in connection with the offering described in this Registration Statement. All amounts are estimates, except the SEC Registration Fee.

SEC Registration Fee................................................     $   181
Printing Costs......................................................       5,000
Legal Fees and Expenses.............................................       2,000
Accounting Fees and Expenses........................................       2,000
Miscellaneous.......................................................       1,000
                                                                         -------
   Total............................................................     $10,181
                                                                         =======


Item 15.    Indemnification of Directors and Officers.

Delaware General Corporation Law

     Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.


     Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

     Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

     Section 145(j) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation

     The Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided for in Section 174 of the DGCL. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended DGCL. Further, any repeal or modification of such provision of the Certificate of Incorporation by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

Bylaws

     The Bylaws of the Company provide that the Company will indemnify and hold harmless any director or officer of the Company to the fullest extent permitted by applicable law, as in effect as of the date of the adoption of the Bylaws or to such greater extent as applicable law may thereafter permit, from and against all losses, liabilities, claims, damages, judgments, penalties, fines, amounts paid in settlement and expenses (including attorneys' fees) whatsoever arising out of any event or occurrence related to the fact that such person is or was a director or officer of the Company and further provide that the Company may, but is not required to, indemnify and hold harmless any employee or agent of the Company or a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise who is or was serving in such capacity at the written request of the Company; provided, however, that the Company is only required to indemnify persons serving as directors, officers, employees or agents of the Company for the expenses incurred in a proceeding if such person has met the standards of conduct that make it permissible under the laws of the State of Delaware for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Company. The Bylaws further provide that, in the event of any threatened, or pending action, suit or proceeding in which any of the persons referred to above is a party or is involved and that may give rise to a right of indemnification under the Bylaws, following written request by such person, the Company will promptly pay to such person amounts to cover expenses reasonably incurred by such person in such proceeding in advance of its final disposition upon the receipt by the Company of (i) a written undertaking executed by or on behalf of such person providing that such person will repay the advance if it is ultimately determined that such person is not entitled to be indemnified by the Company as provided in the Bylaws and (ii)satisfactory evidence as to the amount of such expenses.

Insurance.
The Company maintains liability insurance for the benefit of its directors and officers.

Item 16.  Exhibits and Financial Statement Schedules.

          (a)  Exhibits.

Number                             Description
------                             -----------

 2.1 -- Amended and Restated Agreement and Plan of Organization dated as of December 11, 1997 by and among Quanta Services, Inc. and PAR Electrical Contractors, Inc. and its stockholders**

 2.2 -- Amended and Restated Agreement and Plan of Organization dated as of December 11, 1997 by and among Quanta Services, Inc. and Union Power Construction Company and its stockholders**

 2.3 -- Amended and Restated Agreement and Plan of Organization dated as of December 11, 1997 by and among Quanta Services, Inc. and TRANS TECH Electric, Inc. and its stockholders**

 2.4 -- Amended and Restated Agreement and Plan of Organization dated as of December 11, 1997 by and among Quanta Services, Inc. and Potelco, Inc. and its stockholders**

 3.1  --  Amended and Restated Certificate of Incorporation**

 3.2  --  Amended and Restated Bylaws**

 3.3 -- Certificate of Amendment to the Amended and Restated Certificate of Incorporation

 4.1  --  Form of Common Stock Certificates**

 5.1  --  Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

10.1  --  Form of Employment Agreement**

10.2  --  1997 Stock Option Plan**

10.3 -- Acquisition Agreement and Plan of Reorganization dated as of May 5, 1998, by and among Quanta Services, Inc., Spalj Acquisition, Inc. and Spalj Construction Company and its stockholders***

10.4 -- Acquisition Agreement and Plan of Reorganization dated as of August 4, 1998, by and among Quanta Services, Inc., Underground Construction Co., Inc., Five Points Construction Company and their stockholders+

10.5 -- Third Amended and Restated Secured Credit Agreement dated as of June 14, 1999 among Quanta Services, Inc. as Borrower and the financial institutions parties thereto, as Lenders

10.6 -- Securities Purchase Agreement among Quanta Services, Inc. and Enron Capital & Trade Resources Corp. ("Enron Capital") and Joint Energy Development Investments II Limited Partnership ("JEDI") dated as of September 29, 1998***

10.7 -- Registration Rights Agreement dated as of September 29, 1998 by and among Quanta Services, Inc., JEDI and Enron Capital***

10.8  --  Form of Convertible Promissory Note issued to Enron Capital and
          JEDI***

10.9 -- Acquisition Agreement and Plan of Reorganization dated February 12, 1999, by and among Quanta Services, Inc., Quanta I Acquisition, Inc., The Ryan Company, Inc., John P. Ryan, John P. Ryan 1998 Retained Annuity Trust, Kathleen M. Ryan and Leo

             S. McNamara, Trustees, David C. Varisco, Varisco Family Irrevocable Trust of 1998, John P. Ryan, Trustee, and David C. Varisco 1998 Retained Annuity Trust, John P. Ryan and Mary L. Varisco, Trustee+++

 10.10  --   Acquisition Agreement and Plan of Reorganization dated February 16,
             1999, by and among Quanta Services, Inc., Quanta II Acquisition,
             Inc., Northern Line Layers, Inc., Donald G. Bottrell, Teresa L.
             Bottrell, James R. Bennett and Marin e M. Bennett+++

 10.11  --   Quanta Services, Inc. Management Incentive Bonus Plan for Fiscal
             Year Ending December 31, 1999++++

 21.1   --   Subsidiaries

 23.1   --   Consent of Arthur Andersen LLP

 23.2   --   Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (contained in
             Exhibit 5.1)

 23.3   --   Consent of Kirkland Albrecht and Company P.C.

 23.4   --   Consent of Joseph Decosimo and Company, LLP

 23.5   --   Consent of Ganim, Meder, Childers & Hoering P.C.

 23.6   --   Consent of Nathan Wechsler & Company

 24.1   --   Power of Attorney (included on the signature page)


____________________

      * Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (No. 333-69247).

     ** Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (No. 333-42957) and incorporated herein by reference.

    *** Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (No. 333-47083) and incorporated herein by reference.

   ****      To be filed by amendment.

      + Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1998 and incorporated herein by reference.

     ++ Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1998 and incorporated herein by reference.

    +++ Previously filed as an exhibit to the Company's Report on Form 8-K filed February 26, 1999 and incorporated herein by reference.

   ++++ Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1999 and incorporated herein by reference.

       (b)   Financial Statement Schedules.

     All schedules are omitted because they are not applicable or because the required information is contained in the Financial Statements or Notes thereto.

Item 17.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the regulation statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Quanta Services, Inc. pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (6)  The undersigned Registrant hereby undertakes that:

          (i) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such new securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, Quanta Services, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 23, 1999.

                         Quanta Services, Inc.

                         By: /s/ John R. Colson
                            ______________________________________
                             John R. Colson, Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below authorizes John R. Colson and Derrick A. Jensen, and each of them, each of whom may act without joinder of the other to execute in the name of each such person who is then an officer or director of the Registrant to file any amendments to this Registration Statement necessary or advisable to enable the Registrant to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes to such Registration Statement as such attorney may deem appropriate (and to file any Registration Statement pursuant to Rule 462(b) of the Securities Act).

     Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on June 23, 1999.

                  Signature                          Title
                  ---------                          -----
/s/ John R. Colson                         Chief Executive Officer, Director
_____________________________________      (Principal Executive Officer)
          John R. Colson
                                           Vice President and Controller
/s/ Derrick A. Jensen                      (Principal Accounting Officer)
_____________________________________
          Derrick A. Jensen                Director

/s/ Vincent D. Foster
_____________________________________
          Vincent D. Foster                Director

/s/ John R. Wilson
_____________________________________
          John R. Wilson                   Director

/s/ Timothy A. Soule
_____________________________________
          Timothy A. Soule                 Director

/s/ John A. Martell
_____________________________________
           John A. Martell                 Director


_____________________________________
          Gary A. Tucci

___________________________    Director
         James R. Ball
                               Director
___________________________
        Rodney R. Proto
                               Director
___________________________
      Michael T. Willis